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                                                                      EXHIBIT 99

                             [CNA SURETY LETTERHEAD]


--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE

CNA Surety Announces Second Quarter 2001 Earnings

         CHICAGO, July 30, 2001 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the second quarter of $12.3 million, or 29 cents per share, compared to $14.1 million, or 33 cents per share, in 2000. Operating earnings for the second quarter, after income taxes, were $12.2 million, or 29 cents per share, compared to $14.3 million, or 34 cents per share, for the same period in 2000. Second quarter operating earnings and net income reflect lower underwriting income partially offset by the favorable impacts of increased investment income and decreased interest expense. Underwriting income declined $3.9 million, or 22 percent, primarily due to higher incurred losses principally associated with credit related loss events impacted by changes in overall economic conditions. For the second quarter of 2001, the Company's combined ratio was 82.4 percent as compared to 76.4 percent for the same period in 2000. Investment income increased three percent to $7.5 million and interest expense declined 45 percent to $1.0 million.
         "Given the present economic conditions, we are generally pleased with our overall underwriting results for the second quarter and first half of 2001. Production trends were generally positive, but loss trends were less favorable," said Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety. "Gross production trends for contract surety have been favorable with written premiums up 14 percent for the quarter and 9 percent for the first half of 2001. In addition, we have begun to see some improvements in the competitive conditions in commercial surety with improved pricing and underwriting conditions, particularly in large account business. During this challenging period in the economic cycle, we believe that we will be able to leverage our proven underwriting and credit evaluation competencies and financial strength for longer-term increases in premium revenues and profitability."
         Operating earnings were $24.2 million, or 57 cents per share, for the first six months of 2001 compared to $28.4 million, or 67 cents per share, for the same period in 2000. Net income was $24.3 million, or 57 cents per share, for the first six months of 2001 compared to $28.2 million, or 66 cents per share, for the same period in 2000. The decreases in operating earnings and net income were primarily attributable to lower underwriting income partially offset by the favorable impacts of increased investment income and decreased interest expense. Underwriting income declined $7.4 million, or 21 percent, primarily due to higher incurred losses.

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For the first six months of 2001, the Company's combined ratio was 82.2 percent as compared to 76.8 percent for the first half of 2000. Investment income increased five percent to $15.2 million and interest expense declined 24 percent to $2.5 million. Future investment income will be impacted by the Company's May 16, 2001 decision to increase its dividend payout ratio to approximately 50 percent.
         For the second quarter of 2001, gross written premiums increased four percent to $85.8 million. This increase was achieved despite an estimated $3.0 million reduction in gross written premiums associated with the discontinuance of the CNA Re assumed international credit and surety business. Excluding the CNA Re assumed international credit and surety business, core direct gross written premiums increased eight percent. Gross written premiums for contract surety increased 14 percent for the quarter to $48.0 million. This increase was primarily attributable to continued strength in public construction nationwide, particularly highway and road, airport and school related projects. Gross written premiums for core direct commercial surety increased two percent to $31.4 million primarily reflecting increased business with key distribution partners. For the second quarter of 2001, net written premiums increased three percent to $80.8 million with contract surety up 13 percent and commercial surety down seven percent, reflecting the aforementioned gross production changes and higher reinsurance costs. Ceded written premiums increased $1.0 million to $5.0 million for the second quarter of 2001 as compared to the second quarter of 2000.
         Effective January 1, 2001, the Company began delaying the recording of written premium until the effective date of the bond, rather than recording on the date the bond is processed ("processed premium"). This change did not impact the recognition of net earned premium but did impact gross written premiums. For the first six months of 2001, gross written premiums decreased one percent to $161.3 million reflecting the unfavorable impact of the change in the timing of recording written premiums of $10.2 million and the discontinuance of the CNA Re assumed international credit and surety business of $6.0 million. Excluding international reinsurance business assumed from CNA Re, core direct gross processed premiums increased nine percent to $171.5 million with contract surety and commercial surety up ten percent and eight percent, respectively. These increases were primarily due to continued strength in public construction spending for contract surety and reflect increased commercial business with key distribution partners and positive fluctuations in large commercial account activity.
         Gross written premiums for contract surety increased nine percent and core direct commercial surety decreased five percent for the first six months of 2001 to $86.3 million and $60.4 million, respectively. For the first six months of 2001, net written premiums decreased three percent to $153.5 million reflecting the aforementioned gross production changes and higher reinsurance costs. Ceded written premiums increased $2.4 million to $7.8 million for the first half of 2001 as compared to the first half of 2000.
         Underwriting income for the second quarter ended June 30, 2001 decreased $3.9 million, or 22 percent, to $13.9 million. The Company's loss and combined ratios were 21.3 percent and 82.4 percent, respectively, for the second quarter of 2001 compared with loss and combined ratios for the comparable 2000 quarter of 18.1 percent and 76.4 percent, respectively. The loss and combined ratios for the quarter ended June 30, 2001 include net adverse loss reserve development of $0.1 million compared with net favorable loss reserve

                                       -2-


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development of $1.8 million for the comparable 2000 quarter. The expense ratio increased to 61.1 percent in the second quarter of 2001 compared with the expense ratio of 58.3 percent in the comparable quarter of 2000, reflecting higher reinsurance costs and technology related expenditures.
         For the first half of 2001, underwriting income decreased $7.4 million, or 21 percent, to $27.7 million. The loss and combined ratios were 21.1 percent and 82.2 percent, respectively, for the first half of 2001, compared to 18.0 percent and 76.8 percent, respectively, for the same period in 2000. The loss and combined ratios for the first half of 2001 and the comparable period of 2000 include net favorable loss reserve development of $0.2 million and $3.9 million, respectively. The expense ratio increased to 61.1 percent for the first half of 2001 compared to 58.8 percent for the same period in 2000.
         As of June 30, 2001, the Company had repurchased approximately 1.4 million of its shares at an aggregate cost of $15.5 million under its share repurchase program. The Company has not repurchased any shares in 2001.
         CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.
         CNA is a registered service mark, trade name and domain name of CNA Financial Corporation. NOTE: A conference call for investors and the professional investment community will be held at 3:00 p.m. CDT time on July 31, 2001. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the Internet at http://www.cnasurety.com/about/webcast.htm or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. A taped replay of the call will be available at 4:00 p.m. CDT time from July 31 to 4:00 p.m. August 7, 2001 by dialing 800-839-6713, access code 4369032.




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
CNA SURETY CORPORATION
Press Release Investor Data
{Amounts in thousands, except per share data}


                                                   THREE MONTHS ENDED             SIX MONTHS ENDED
                                                        JUNE 30,                      JUNE 30,
                                                ------------------------      ------------------------
                                                  2001           2000           2001           2000
                                                ---------      ---------      ---------      ---------
OPERATING RESULTS:

Gross written premiums                          $  85,782      $  82,376      $ 161,266      $ 163,031
                                                =========      =========      =========      =========

Net written premiums                            $  80,824      $  78,410      $ 153,451      $ 157,589
                                                =========      =========      =========      =========

Revenues:
  Net earned premiums                           $  78,850      $  75,554      $ 155,599      $ 151,241
  Net investment income                             7,480          7,267         15,215         14,468
  Net realized investment gains                       192            234            163            230
                                                ---------      ---------      ---------      ---------
     Total revenues                                86,522         83,055        170,977        165,939
                                                ---------      ---------      ---------      ---------


Expenses:
  Net losses and loss adjustment expenses          16,813         13,688         32,899         27,260
  Net commissions, brokerage and
       other underwriting expenses                 48,184         44,025         95,021         88,833
  Interest expense                                    957          1,729          2,545          3,350
  Non-recurring charge                                  -            500              -            500
    Amortization of intangible assets               1,524          1,523          3,048          3,048
                                                ---------      ---------      ---------      ---------
     Total expenses                                67,478         61,465        133,513        122,991
                                                ---------      ---------      ---------      ---------

Income before income taxes                         19,044         21,590         37,464         42,948

Income taxes                                        6,701          7,483         13,177         14,728
                                                ---------      ---------      ---------      ---------

NET INCOME                                      $  12,343      $  14,107      $  24,287      $  28,220
                                                =========      =========      =========      =========

Basic earnings per common share                 $    0.29      $    0.33      $    0.57      $    0.66
                                                =========      =========      =========      =========

Diluted earnings per common share               $    0.29      $    0.33      $    0.57      $    0.66
                                                =========      =========      =========      =========

Basic weighted average shares outstanding          42,738         42,898         42,725         42,930
                                                =========      =========      =========      =========

Diluted weighted average shares outstanding        42,931         43,080         42,926         43,080
                                                =========      =========      =========      =========

OPERATING EARNINGS, AFTER INCOME TAXES:
Net income                                      $  12,343      $  14,107      $  24,287      $  28,220
Net realized investment (gains)/losses               (125)          (152)          (106)          (150)
Non-recurring charge                                    -            325             --            325
                                                ---------      ---------      ---------      ---------
Operating earnings                              $  12,218      $  14,280      $  24,181      $  28,395
                                                =========      =========      =========      =========


DILUTED PER SHARE DATA:
Net income                                         $0. 29      $    0.33      $    0.57      $    0.66
Net realized investment (gains)/losses                 --             --             --             --
Non-recurring charge                                   --           0.01             --           0.01
                                                ---------      ---------      ---------      ---------
OPERATING EARNINGS                                 $0. 29      $    0.34      $    0.57      $    0.67
                                                =========      =========      =========      =========


--------------------------------
See notes to Press Release Investor Data on page 5.



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
CNA SURETY CORPORATION
Press Release Investor Data
{Amounts in thousands, except per share data}


                                                   THREE MONTHS ENDED              SIX MONTHS ENDED
                                                        JUNE 30,                       JUNE 30,
                                                ------------------------       ------------------------
                                                  2001           2000            2001           2000
                                                ---------      ---------       ---------      ---------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                     $  48,012      $  42,152       $  86,344      $  79,567
   Commercial                                      31,432         33,739          60,423         69,486
   Fidelity and other                               6,338          6,485          14,499         13,978
                                                ---------      ---------       ---------      ---------
                                                $  85,782      $  82,376       $ 161,266      $ 163,031
                                                =========      =========       =========      =========
Net written premiums:
  Contract                                      $  43,512      $  38,546       $  79,279      $  74,476
  Commercial                                       30,974         33,354          59,673         68,669
  Fidelity and other                                6,338          6,510          14,499         14,444
                                                ---------      ---------       ---------      ---------
                                                $  80,824      $  78,410       $ 153,451      $ 157,589
                                                =========      =========       =========      =========

Net earned premiums                             $  78,850      $  75,554       $ 155,599      $ 151,241
Net losses and loss adjustment expenses (1)        16,813         13,688          32,899         27,260
Net commissions, brokerage and other
      underwriting expenses                        48,184         44,025          95,021         88,833
                                                ---------      ---------       ---------      ---------
Underwriting income                             $  13,853      $  17,841       $  27,679      $  35,148
                                                =========      =========       =========      =========

Loss ratio (1)                                       21.3%          18.1%           21.1%          18.0%
Expense ratio                                        61.1           58.3            61.1           58.8
                                                ---------      ---------       ---------      ---------
Combined ratio (1)                                   82.4%          76.4%           82.2%          76.8%
                                                =========      =========       =========      =========
CASH FLOW DATA:

Net cash provided by operations                 $   2,361      $  (1,788)      $  12,385      $  38,631


                                                                                JUNE 30,     December 31,
CONSOLIDATED BALANCE SHEET DATA:                                                 2001           2000
                                                                               ---------     -----------
Invested assets and cash                                                       $ 546,160      $ 555,975
Intangible assets, net                                                           146,834        149,882
Total assets                                                                     946,667        950,568

Insurance reserves                                                               408,934        406,636
Long-term debt                                                                    76,556        101,556
Total stockholders' equity                                                       388,547        374,032

Book value per share                                                           $    9.09      $    8.76
                                                                               =========      =========
Outstanding shares                                                                42,751         42,702
                                                                               =========      =========

---------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were an addition of $139, or 0.1%, and a reduction of $1,777, or 2.4 %, for three months ended June 30, 2001 and 2000, and reductions of $155, or 0.1%, and $3,878, or 2.6%, for six months ended June 30, 2001 and 2000, respectively.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

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